EXHIBIT 4.4

Stonegate Mortgage Corporation
2013 Non-Employee Director Plan

Option Award Agreement

This Award Agreement (the “Award Agreement”), dated as of the ____ day of _________________, 2014 (the “Grant Date”) is by and between Stonegate Mortgage Corporation, an Ohio corporation (the “Company”), and _______________________ (the “Grantee”), pursuant to the Stonegate Mortgage Corporation 2013 Non-Employee Director Plan, as may be amended from time to time (the “Plan”).

1.Award. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby awards to the Grantee ______________ (_______) [cash, Shares, other securities (the “Award”), subject to adjustment in certain events as set forth in the Plan. An Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee the Award on a delivery date as provided herein.

2.Vesting. Except as otherwise provided herein, the Grantee shall become vested in the Award in three equal installments, on the first, second and third anniversaries of the Grant Date (i.e. one-third, or 33.3% on each anniversary) (which may be rounded to avoid fractional amounts) (each, a “Scheduled Vesting Date” for this Award). The Grantee’s rights in respect of all of his or her unvested units under the Award are subject to the provisions set forth in Paragraph 4 below and Section 3.5 of the Plan.

3.Delivery. Except as otherwise provided herein, the units underlying the vested Award are to be delivered on or promptly after each Scheduled Vesting Date (but in no case more than 15 days after such date) (the “Delivery Date”). On the Delivery Date, the Company shall transfer to the Grantee [cash, one Share for each vested Share, or other securities pursuant to the Award] scheduled to be paid out on such date and as to which all other conditions have been satisfied. The Company may postpone such transfer until it receives satisfactory proof that the transfer of such units will not violate any of the provisions of the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, or the requirements of applicable state law or other laws, rules or regulations relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. The Grantee understands that the Company is under no obligation to register or qualify such units with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

4.Effect of Termination Event. If a Grantee has a Termination Event, all of the Award that has not vested as of the Termination Date shall be cancelled by the Company and forfeited by the Grantee as of the Termination Date, as provided in the Plan.

5.Change in Control. Upon a Change in Control the terms of Section 3.7 of the Plan shall govern treatment of this Award.

6.Compensation Clawback Policy/Recoupment. This Award shall be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Award be repaid to the Company after it has been distributed to the Grantee.

7.Ownership, Voting Rights, Duties. The Grantee will not have any rights of a stockholder of the Company with respect to the any Shares issued pursuant this Award until the delivery of such Shares.

8.Transferability and Resale Restrictions. Any units issued under the Award may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such units will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. All of the terms and conditions of the Plan and this Award Agreement will be binding upon any permitted successors and assigns.

9.Section 409A.

(a)
Any units awarded under this Award Agreement are not intended to provide payments that are “nonqualified deferred compensation” subject to Section 409A of the Code (“Section 409A”), and unless and to the extent that the Committee specifically determines otherwise as provided below, this Award Agreement and the Plan shall be interpreted, administered and construed in accordance with this intent, so as to avoid the imposition of taxes and penalties on the Grantee pursuant to Section 409A. The Committee shall have full authority to give effect to the intent of this Paragraph 10(a). The Company shall have no liability to the Grantee if the Plan or any Award, vesting, exercise or payment of any Award hereunder is subject to the additional tax and penalties under Section 409A.

(b)
Without limiting the generality of Paragraph 10(a), references to the termination of the Grantee’s Employment with respect to the Award shall mean the Grantee’s “separation from service” within the meaning of Section 409A.

(c)
Notwithstanding any other provision of this Award Agreement or the Plan to the contrary, with respect to any Award that is subject to Section 409A, if a Grantee is a “specified employee” (within the meaning of Section 409A and as determined by the Company) as of the date of the Grantee’s termination of Employment, any payment (whether in Shares or cash equal to the Fair Market Value of the Shares) to be made with respect to the Award upon the Grantee’s termination of Employment will be accumulated and paid (without interest) on the first business day of the seventh month following the Grantee’s termination of Employment (or earlier death) in accordance with the requirements of Section 409A.

(d)
To the extent necessary to comply with Paragraph 10(a), any cash, securities or other property that the Company may deliver in respect of the Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the units that would otherwise have been deliverable.

(e)	Each delivery of units or payment of cash in respect of the Award will be treated as a separate payment for purposes of Section 409A.

10.Tax Representations and Tax Withholding. The Grantee acknowledges that the Grantee does not construe the contents of this Award Agreement or the Plan or any other information (whether written or oral) provided to the Grantee as legal, business or tax advice. The Grantee represents and warrants that the Grantee has had the opportunity to consult the Grantee’s personal legal counsel, accountant and other advisors as to legal, tax, economic and related matters regarding this Award Agreement and the Plan and/or an investment in the Award and their suitability for the Grantee. The Grantee understands that the Grantee shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that he or she incurs in connection with this investment or the transactions contemplated by this Award Agreement. The Company may require the Grantee to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any taxes of any kind required by law to be withheld with respect to the Award.

11.Entire Agreement; Plan Controlling. The Plan is incorporated herein by reference. This Award Agreement and the Plan contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. If and to the extent that any provision of this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and such provision of this Award Agreement shall be deemed modified to the extent, but only to the extent, of such conflict or inconsistency. The determination of the Committee on all matters relating to the Plan or this Award Agreement will be final, binding and conclusive. Capitalized terms not defined in this Award Agreement have the meanings as used or defined in the Plan.

12.Amendment. The Committee may amend the Plan and this Award Agreement in any respect whatsoever, provided that any such amendment that materially adversely impairs any rights of the Grantee under this Award Agreement shall be made only with the consent of the Grantee.

13.No Obligation to Employ. Nothing in the Plan or this Award Agreement shall confer upon the Grantee any right to continued employment or continued engagement, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment or engagement of the Grantee at any time.

14.Notices and Information. All notices or other communications required or permitted under the terms of this Award Agreement must be in writing (except as otherwise specifically provided herein) and must be given by personal delivery, by express delivery service or by certified or registered U.S. mail, postage prepaid, return receipt requested. Notice to the Company must be addressed to the principal office of the Company or to any other address as the Company has subsequently furnished in writing to the Grantee for that purpose, Attention Chief Administrative Officer of the Company. Notices to the Grantee must be addressed to the Grantee’s current addresses appearing on the books and records of the Company.

15.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement shall be binding upon and inure to the benefit of the Company and any successor entity.

16.Choice of Forum. In accordance with Section 3.17 of the Plan, the Company and the Grantee hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Marion, State of Indiana, over any suit, action or proceeding arising out of or relating to or concerning the Plan or proceeding arising out of or relating to or concerning the Plan or this Agreement.

17.GOVERNING LAW. THIS AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

18.Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

19.Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, the parties have signed this Award Agreement on the ___ day of ____________________, 2014.

COMPANY:
STONEGATE MORTGAGE CORPORATION

By: ___________________________________
Name: _________________________________
Title: __________________________________

GRANTEE:

_________________________________
[Grantee Name Printed]